UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 1, 2014

COMPUTER TASK GROUP, INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

NEW YORK	1-9410	16-0912632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Delaware Avenue, Buffalo, NY	14209
(Address of Principal Executive Offices)	(Zip Code)

(716) 882-8000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 1, 2014, Computer Task Group, Incorporated (“CTG”) entered into a Loan Agreement with Manufacturers and Traders Trust Company (“M&T”) and KeyBank National Association, as lenders (the “Lenders”), and M&T, as issuer of letters of credit (the “Bank”) and as administrative agent for the Lenders and the Bank (the “Loan Areeement”). The Loan Agreement provides the terms under which the Lenders have made available to CTG a discretionary demand line of credit facility in the maximum principal amount of $40 million, including a sublimit of $10 million for letters of credit issued or to be issued by the Bank in its discretion. Funds provided under the Loan Agreement have been or will be used by CTG to refinance existing indebtedness and for working capital, general corporate and acquisition purposes.

The following is a general summary of some of the principal terms of the Loan Agreement. A copy of the Loan Agreement is filed with this Form 8-K as Exhibit 10.1. The Loan Agreement is a complex and detailed instrument, and the following summary is qualified in all respects by reference to the complete terms of the Loan Agreement. Among other things, the Loan Agreement:

(1)	Provides that each lender may make advances to CTG from time to time under the demand line of credit in its sole discretion, provided that no such advance shall be made unless approved by the lenders in their sole discretion and funded by them in accordance with their pro rata shares in a maximum aggregate principal amount up to, but not exceeding, the approved principal amount of each lender. The demand line of credit facility is available subject to the lenders’ continuing review and right of modification, restriction, suspension or termination at any time for any reason in the sole discretion of the lenders. Under the demand line of credit facility, CTG may request advances, repay and re-request from time to time (subject to the lenders’ discretion with respect to any advance and subject to limitations on timing of repayment of advances then bearing interest at a LIBOR based rate) up to the approved balance. The obligation to repay all amounts outstanding from time to time under the demand line of credit facility shall be evidenced by one or more promissory notes. The demand line of credit facility shall terminate, and the outstanding principal balance of the demand line of credit loan, together with any accrued and unpaid or demand interest and any other amount due under the Loan Agreement shall be due and payable by CTG to the administrative agent (defined in the Loan Agreement), for the accounts of the applicable lenders, upon demand by the administrative agent at the direction of the required lenders.

(2)	Each advance under the demand line of credit facility shall bear interest, calculated daily at the per annum interest rate (defined in the Loan Agreement) and, in the case of a LIBOR loan (defined in the Loan Agreement), for the interest period, selected by CTG.

(3)	The bank may, subject to the terms and conditions set forth in the Loan Agreement, issue one or more irrevocable standby or commercial or documentary letters of credit for CTG’s account. The bank does not have an obligation to issue, amend, renew or extend any letter of credit at any time.

(4)	The obligations of CTG under the Loan Agreement are subject to guarantees granted to the administrative agent for the benefit of itself, the lenders and the bank. Each of CTG’s direct and indirect domestic subsidiaries (defined in the Loan Agreement) is required to guarantee payment and performance of the obligations pursuant to one or more guaranties (defined in the Loan Agreement) delivered to the administrative agent by such domestic subsidiaries.

(5)	During the term of the Loan Agreement and so long as any of the obligations remain unpaid or any letter of credit remains outstanding, CTG is required to (among other things) perform the following: punctually make payments of principal and interest, provide periodic reports such as Forms 10-K and 10-Q, provide notice of certain events, maintain insurance with responsible insurance carriers, pay or discharge taxes, preserve its status as a corporation, conduct its business in a manner of the same general type as conducted by it on the date of the Loan Agreement and maintain financial records and its properties.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits:

10.1	Loan Agreement dated as of May 1, 2014, among Computer Task Group, Incorporated, as borrower, Manufacturers and Traders Trust Company (“M&T”) and KeyBank National Association, as lenders (the “Lenders”), and M&T, as issuer of letters of credit (the “Bank”) and as administrative agent for the Lenders and the Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER TASK GROUP, INCORPORATED

Date: May 2, 2014	By:	/s/ Peter P. Radetich
Name: Peter P. Radetich
Title: Senior Vice President & Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Loan Agreement, dated as of May 1, 2014, among Computer Task Group, Incorporated, as borrower, Manufacturers and Traders Trust Company (“M&T”) and KeyBank National Association, as lenders (the “Lenders”), and M&T, as issuer of letters of credit (the “Bank”) and as administrative agent for the Lenders and the Bank.